UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2025

CIMG Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-39338	38-3849791
(State or other jurisdiction of incorporation or organization	(Commission File No.)	(IRS Employer Identification No.)

107, 6th Floor, Building C4, No.1 Huangchang West Road,

Dougezhuang, Chaoyang District, Beijing

(Address of principal executive offices)

+ 86 18518579917

Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value	IMG	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

On March 10, 2025, Zhongyan Shangyue Technology Co., Ltd. (“Zhongyan”), CIMG Inc.’s (the “Company”) wholly-owned subsidiary, entered into a Business Cooperation Intent Agreement (the “Agreement”) with Shanghai Huomao Cultural Development Co., Ltd. (“Huomao”). Pursuant to the Agreement, the three shareholders of Huomao intend to transfer an aggregate of 51% of their equity interest in Huomao to Zhongyan (the “Transfer”) in exchange for 200,000 shares of CIMG’s common stock, par value $0.00001 per share (“Common Stock”), to be issued to the designated parties. The Common Stock shall be subject to a six-month lock-up period. The parties to the Agreement plan to consummate the Transfer within 15 calendar days from the date of the Agreement.

Upon completion of the Transfer, Huomao’s employees shall be integrated into the Company’s corporate group, and both parties agree that Mr. Xiaocheng Hao shall be appointed as Chief Executive Officer of Huomao, continuing to oversee Huomao’s daily operations. Additionally, the parties agree to establish a decision-making committee, which shall unanimously approve any Huomao’s transaction exceeding RMB 200,000. The committee shall comprise three members: Ms. Yanli Hou nominated by Zhongyan, Mr. Xiaocheng Hao, and Ms. Hongfang Xie nominated by Huomao.

Furthermore, the parties propose that CIMG grant incentive shares to Huomao’s employees based on Huomao’s sales performance following the completion of the Transfer, with the specific performance criteria and the terms of such incentive share grants to be determined through future agreements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CIMG Inc.

Dated: March 14, 2025	By:	/s/ Jianshuang Wang
	Name:	Jianshuang Wang
	Title:	Chief Executive Officer